Exhibit 21.1

List of Subsidiaries

 The Company has the following subsidiaries:

—	Goodwill Rich International Limited, a Hong Kong company

—	Dalian Fusheng Consulting Co. Ltd., a PRC company

And W O F E’s subsidiaries:

—	Rongcheng Xinfa Petrol Company, Ltd. (located in Rongcheng City, Shandong Province, and established in September 2007 under the laws of the PRC).

—	Suzhou Fusheng Petrochemical Company, Ltd. (located in Suzhou City, Jiangsu Province, and established in December 2011 under the laws of the PRC).

—	Rongcheng Zhuoda Trading Company, Ltd. (located in Rongcheng City, Shandong Province, and established in September 2009 under the laws of the PRC).

—	Wujiang Xinlang Petrochemical Company, Ltd. (located in Wujiang City, Jiangsu Province, and established in April 1998 under the laws of the PRC).

—	Dalian Xifa Petrochemical Company, Ltd. (located in Dalian City, Liaoning Province, and established in June 2010 under the laws of the PRC).

—	Shandong Xifa Petrochemical Company, Ltd. (located in Zibo City, Shandong Province, and established in November 2010 under the laws of the PRC).

—	Donggang Xingyuan Marine Fuel Company, Ltd. located in Dandong City, Liaoning Province, and established in April 2008 under the laws of the PRC).

—	Tianjin Hailong Petrochemical Company, Ltd. (located in Tianjin City, and established in April 2010 under the laws of the PRC).

In addition, the Company’s operations in China are conducted through VIE (variable interest entity), Dalian Xingyuan Marine Bunker Company, Ltd. and its subsidiary:

—	Xiangshan Yongshi Nanlian Petrol Company, Ltd. (located in Xiangshan City, Zhengjiang Province, and established in May 1997 under the laws of the PRC).